Exhibit 99.1

      NORTH ATLANTIC AND STAR SCIENTIFIC MUTUALLY AGREE TO TERMINATE THEIR
                            ASSET PURCHASE AGREEMENT

Star Scientific, Inc. (NASDAQ: STSI) and North Atlantic Trading Company, Inc. announced today that they have mutually agreed to the termination of the Asset Purchase Agreement that was entered into on February 18, 2003, under which North Atlantic was to purchase the cigarette business of Star Scientific operated by its wholly owned subsidiary, Star Tobacco, Inc. Pursuant to the termination agreement, Star Scientific will retain a $2 million earnest money deposit that had been placed into escrow by North Atlantic and the parties executed releases of any liability arising out of the Asset Purchase Agreement. The parties cited current uncertainties in the tobacco industry as a factor leading to the mutual decision to terminate the agreement.


ABOUT NORTH ATLANTIC TRADING COMPANY, INC.

North Atlantic Trading Company, Inc. is a holding company which owns National Tobacco Company, L.P. and North Atlantic Operating Company, Inc. (NAOC). National Tobacco Company is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT Wintergreen, TROPHY, HAVANA BLOSSOM and DURANGO. NAOC is the largest importer and distributor in the United States of premium cigarette papers and related products, which are sold under the ZIG-ZAG brand name pursuant to an exclusive long-term distribution agreement with Bollore, S.A. NAOC also contracts for the manufacture of and distributes Make-Your-Own smoking tobaccos and related products under the ZIG-ZAG brand name, pursuant to its trademarks.

For further information, contact:

            David I. Brunson
            President
            & Chief Financial Officer    (212) 253-4587


ABOUT STAR SCIENTIFIC

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured(TM) tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and processing facilities in Petersburg and Chase City, VA


See Star's website at: http://www.starscientific.com


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Contact:

Sara Troy Machir
Communications Director
(301) 654-8300

Christopher G. Miller
Chief Financial Officer
(804) 530-0535























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